February 20, 2013

Dear Shareholders,

With this letter, I would like to bring you up-to-date on the progress we have made over the last six months as well as the opportunities for 3DIcon Corporation (the “Company,” “3DIcon,” “us,” “we” or “our”) moving forward.  As you may know, from July 2012 until February 13, 2013, the Company has been involved in a registration process with the Securities and Exchange Commission. Accordingly, we temporarily discontinued the use of these shareholder letters during that time. Beginning with this letter, we intend to resume our normal communications with you, our shareholders.

CSPACE DEVELOPMENT PROGRESS

I am delighted to report that in October of 2012 our technical team completed the development of our second-generation laboratory prototype, Lab Proto 2. This new prototype delivers a 3D image that is 8 times larger, and 200 times brighter, with much higher resolution than Lab Proto 1. In addition, its images are easily seen in normal office lighting, unlike Lab Proto 1.

In November of 2012, we began working on our third and final laboratory prototype, Lab Proto 3. The primary goal for Lab Proto 3 is to develop a new type of image chamber based on a glass or polymer cube that contains micro-crystals of our infrared phosphors. Lab Proto 3 will be 8 times larger than the Lab Proto 2 image chamber (64 times larger than Lab Proto 1). Once complete, Lab Proto 3 will prove the scalability of CSpace and as a result remove the final technical risk associated with CSpace. This will enable us to more credibly approach and engage with potential customers. In order to further improve brightness that will be required for the larger image chamber of Lab Proto 3, we plan to fully implement the scanning system that I described in my July 24th letter.

Since January 2013 our technical team has been working to identify and qualify potential development and manufacturing partners for key materials (phosphors and glasses/polymers) under consideration for the Lab Proto 3 image chamber.  Some of these materials have been secured and are undergoing technical evaluation.  These partners will provide a basis for the build out of a supply chain for display products based on the CSpace technology.  Significant technical progress has already been made on the Z-axis scanning system. I will describe these developments in more detail in a forthcoming Technology Update Letter.

Our intent is to utilize Lab Proto 3 and the data that results from its development to engage with potential customers and to make proposals for customer funded development of application specific product prototypes. This will enable us to take a customer’s requirements and estimate the cost, performance and other specifications of a CSpace product that meets or exceeds those requirements. The first customer funded product prototype will be also be used to secure additional customers and will effectively take the place of the trade show prototype.

Since January, I have been spending a significant amount of my time on CSpace business development including the identification and qualification of potential customers and display products development partners, the identification and engagement with select state and federal grant funding sources for improved phosphors and next generation architectures, and engagement with specific technical / market conferences, publications and other means to increase the awareness and visibility of 3DIcon and our CSpace technology in general and in specific sectors. Once Lab Proto 3 is far enough along, we plan to hire a dedicated CSpace business development person to continue that work.

FLAT SCREEN 3D STRATEGY PROGRESS

As you may recall from my previous letters, the Company intends to pursue a glasses-free flat screen 3D strategy in addition to our CSpace technical and business development efforts. Based on extensive primary market research (meetings with dozens of companies), we are convinced that there is an immediate opportunity in the digital signage market for glasses-free flat screen 3D displays bundled with great 3D advertising and other content. Our digital signage market entry plan is to partner with or acquire the best glasses-free flat screen 3D display company and the best digital signage content company. Our intent is to sell both displays and content to digital signage integrators under the 3DIcon brand with our own sales force who will work closely with our display and content partners.

As a first step in implementing our strategy, we had negotiated a letter of intent (“LOI”) to acquire Dimension Technologies, Inc. (“DTI”) (www.dti3d.com) located in Rochester, NY. In October of last year we completed our due diligence on the company and their technology. We concluded at that time that the DTI technology provides significant technical advantages over other companies that are currently shipping glasses-free 3D displays. However, we also concluded that the DTI technology does not fit the specifics of our business model. As a result 3DIcon and DTI mutually agreed to not extend the LOI, which expired in December. Since then, we have been exploring other technologies that would more effectively enable our flat screen business model. I will have more to say about these technologies and our plans for them in the near future.

OUTLOOK

While there are challenges, I remain optimistic about the future of 3DIcon. CSpace remains uniquely positioned as the only 360° viewable glasses-free 3D technology that has the potential to provide high quality, large-scale 3D images with high reliability. Our significant and rapid progress with Lab Proto 2, demonstrates that we have the right technical team and allows us to be confident about Lab Proto 3 and beyond. Our glasses-free flat screen 3D strategy which targets select digital signage markets has been reviewed by industry experts and found to be not only sound but also compelling. Our challenge moving forward is to first secure the required financial resources and next to hire additional technical and business talent to complete the commercialization of CSpace and fully implement our flat panel strategy. With your continued support we intend to do just that.

Sincerely,

3DICON CORPORATION

/s/ Mark Willner

Mark Willner

Chief Executive Officer